Exhibit (d)(2)

AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, effective as of May 9, 2025 (the “Effective Date”), to the Investment Advisory Agreement, dated as of December 20, 2024 (the "Advisory Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and Tortoise Capital Advisors, L.LC., a Delaware limited liability company (the”Adviser”).

RECITALS

WHEREAS, the parties have entered into the Advisory Agreement; and

WHEREAS, the parties desire to amend Schedule A of the Advisory Agreement to update the Series of the Trust; and

WHEREAS, Section 10 of the Advisory Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Schedule A of the Advisory Agreement is superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		TORTOISE CAPITAL ADVISORS, L.L.C

By:	/s/ Tom Florence	By:	/s/ Jeffrey Kruske
Printed Name:	Tom Florence	Printed Name:	Jeffrey Kruske
Title:	President and CEO	Title:	Chief Operating Officer and General Counsel
Date:	May 9, 2025	Date:	May 9, 2025

SCHEDULE A

FUNDS AND FEES

Series	Annual Fee Rate as % of Current Net Assets	Effective Date	Initial Term
Tortoise Power and Energy Infrastructure Fund	0.85%	December 20, 2024	December 20, 2026
Tortoise North American Pipeline Fund	0.40%	May 9, 2025	May 9, 2027

Effective: December 20, 2024

mended: May 9, 2025

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